JAG Media Holdings, Inc.
6865 S.W. 18th Street, Suite B13
Boca Raton, FL 33433

April 29, 2009

YA Global Investments, L.P.
101 Hudson Street, Suite 3700
Jersey City, NJ 07302

Re:	Warrants to purchase shares of JAG Media Holdings, Inc. (“JAG Media”) held by YA Global Investments, L.P. (“YA Global”).

Gentlemen:

This letter shall set forth our understanding with respect to the warrant (the "Warrant") issued on May 24, 2006 held by YA Global (Warrant No. CCP-2) to purchase 2,000,000 shares of JAG Media's common stock at an exercise price of $0.50 per share.  The warrant is currently exercisable by YA Global on a cashless basis.  For good and valuable consideration, YA Global and JAG Media agree as follows: (a) the exercise price of the entire 2,000,000 shares underlying the warrant shall be reduced to $0.05 per share, and (b) YA Global shall exercise the entire 2,000,000 shares on a cash basis, providing JAG Media with $100,000 in cash.  Warrant No. CCP-2, and its underlying warrant shares, are not registered for resale and, accordingly, shall be subject to the rights and restrictions of Rule 144.

In connection with the agreements set forth herein, JAG Media represents that it has proper approval and authority of its board of directors to enter into this agreement, and that upon exercise and payment of the exercise price as set forth above, the shares to be issued to YA Global shall be fully paid and validly issued shares of JAG Media.

If the foregoing accurately reflects your understanding of our agreement regarding the above matter, please indicate your agreement and acceptance by signing in the appropriate space below and returning a fully executed and dated copy of this agreement to the undersigned.

Sincerely yours,

JAG Media Holdings, Inc.		AGREED AND ACCEPTED: YA Global Investments, L.P.
By: Yorkville Advisors, LLC Its: Investment Manager

By:	/s/	By:	/s/
Name:	Thomas J. Mazzarisi	Name:	Mark Angelo
Title:	Chairman and CEO	Title:	Portfolio Manager